PRIVATE PLACEMENT AGREEMENT

PRIVATE PLACEMENT AGREEMENT dated as of November 26, 2006, by and among GE Capital Equity Investments, Inc. (the “Purchaser”), and Genesis Lease Limited, a Bermuda exempted company (the “Company”).

WHEREAS, the Company intends to offer American Depositary Shares (“ADSs”) representing its common shares (“Common Shares”) in an initial public offering of the Company (the “IPO”); and

WHEREAS, the Company proposes to issue to the Purchaser 3,450,000 ADSs (the “Shares”) at a price per ADS equal to the price per ADS to be paid by public investors in the IPO (the “IPO Price”), and the Purchaser desires, subject to the terms and conditions set forth herein, to subscribe for the Shares at a price per ADS equal to the IPO Price;

WHEREAS, in the event that the underwriters for the IPO exercise their over-allotment option to purchase additional ADSs, the Company proposes to issue to the Purchaser a number of additional ADSs such that the Company shall hold a number of ADSs representing 11% of the aggregate number of the issued and outstanding ADSs immediately following the closing of the exercise of such over-allotment option and the issuance of additional ADSs contemplated hereby;

WHEREAS, the Company proposes to agree to provide holders of the Shares with registration rights as set forth in the form of registration rights agreement attached hereto as Exhibit A (the “Registration Rights Agreement”); and

WHEREAS, the Purchaser proposes to agree to be bound by lock-up restrictions as set forth herein with respect to 2,000,000 of the Shares (such number of Shares, together with any securities issued with respect to such number of Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, the “Locked-Up Shares”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

ARTICLE 1

ISSUANCE, SALE AND PURCHASE OF SHARES

SECTION 1.01. Issuance, Sale and Purchase of Shares. On the basis of the representations, warranties and covenants contained in this Private Placement Agreement, and subject to the terms and conditions contained herein, the Company agrees to issue and sell to the

Purchaser, and the Purchaser agrees to subscribe for, the Shares for a total subscription price of equal to the product of (x) the number of Shares and (y) the IPO Price.

The Purchaser and transferees of the Shares shall have the registration rights set forth in the Registration Rights Agreement to be executed on and dated as of the Closing (as defined below).

SECTION 1.02. Closing. Subject to the terms and conditions contained in this Private Placement Agreement, the closing of the subscription for the Shares (the “Closing”) shall take place at the time and on the date that the IPO is consummated. Delivery of the Shares shall be made to the Purchaser against payment of the aggregate subscription price for the Shares to or upon the order of the Company by wire transfer of immediately available funds to accounts specified by the Company.

SECTION 1.03. Conditions. The obligations of the Purchaser to subscribe for the Shares and to pay the subscription price at the Closing shall be subject to the satisfaction of each of the following conditions as of the Closing:

a)

the representations and warranties contained in Section 2 hereof shall be true and correct at and as of the Closing as though then made, and the Company shall have performed all of the covenants to be performed by it hereunder prior to the Closing;

b)	the Company shall have executed the Registration Rights Agreement and the Purchaser shall have received an original copy thereof, duly executed by the Company; and
c)	the closing of the IPO shall occur simultaneously with the Closing.

SECTION 1.04. Over-allotment. In the event that the underwriters in the IPO exercise their over-allotment option pursuant to the underwriting agreement for the IPO to purchase additional ADSs that are delivered by the Company to the underwriters after the Closing, on the basis of the representations, warranties and covenants contained in this Private Placement Agreement, and subject to the terms and conditions contained herein, the Company agrees to issue to the Purchaser, and the Purchaser agrees to subscribe for, at the IPO Price, an additional number of ADSs such that following the closing of the exercise of the underwriters’ over-allotment option and the issuance of such additional ADSs the Purchaser will hold a number of ADSs representing 11% of the aggregate number of issued and outstanding ADSs at such time (such additional ADSs, the “Over-Allotment Shares” and, together with the Shares, the “Securities”). The closing for the issue of the Over-Allotment Shares (the “Over-Allotment Closing”) shall take place at the time and on the date that closing for the exercise of the underwriters’ over-allotment is consummated. Delivery of the Over-Allotment Shares shall be made to the Purchaser against payment of the aggregate subscription price for the Over-Allotment Shares to or upon the order of the Company by wire transfer of immediately available funds to accounts specified by the Company.

SECTION 1.05. Over-Allotment Conditions. The obligations of the Purchaser to subscribe for the Over-Allotment Shares and to pay the subscription price therefor at the Over-

Allotment Closing shall be subject to the satisfaction of each of the following conditions as of the Over-Allotment Closing:

a)

the representations and warranties contained in Section 2 hereof shall be true and correct at and as of the Over-Allotment Closing as though then made, and the Company shall have performed all of the covenants to be performed by it hereunder prior to the Closing;

b)	the Company shall have executed the Registration Rights Agreement and the Purchaser shall have received an original copy thereof, duly executed by the Company; and
c)	the closing of the exercise by the underwriters in the IPO of their over-allotment option shall occur simultaneously with the Over-Allotment Closing.

ARTICLE 2

REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to, and agrees with, the Purchaser as follows:

SECTION 2.01. Corporate Existence and Power. The Company has been duly incorporated and is an exempted company in good standing under the laws of Bermuda with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct is business.

SECTION 2.02. Authority, Approval and Enforceability. This Private Placement Agreement has been duly authorized, executed and delivered by the Company and constitutes its valid and binding agreement, enforceable against it in accordance with its terms. The Common Shares represented by the Shares have been duly and validly authorized for issue.

ARTICLE 3

REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to, and agrees with, the Company as follows:

SECTION 3.01. Corporate Power. The Purchaser has the corporate power and authority to enter into this Private Placement Agreement.

SECTION 3.02. Authority, Approval and Enforceability. This Private Placement Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes its valid and binding agreement, enforceable against it in accordance with its terms.

SECTION 3.03. Private Placement.

a)

The Purchaser understands that the offering and sale of the Securities to it as contemplated hereby are intended to be exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Section 4(2) thereunder.

b)

The Securities to be acquired by the Purchaser pursuant to this Private Placement Agreement are being acquired for its own account for investment and without a view to the public distribution of such Securities or any interest therein; provided that nothing contained herein shall prevent the Purchaser and subsequent holders of the Restricted Securities, as defined in Section 4.05 below, from transferring such securities in compliance with the provisions of Article 4 hereof.

c)

The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities, and the Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Securities.

d)

The Purchaser has been given the opportunity to ask questions of and receive answers from the Company concerning the Company, the Securities and other related matters. The Purchaser further represents and warrants to the Company that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Securities and that the Company has made available to the Purchaser or its agents all documents and information relating to an investment in the Securities requested by or on behalf of the Purchaser. In evaluating the suitability of an investment in the Securities, the Purchaser has not relied upon any other representations or other information (other than as contemplated by the preceding sentences), whether oral or written, made by or on behalf of the Company.

e)	The Purchaser is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.

ARTICLE 4

LOCK-UP PERIOD; TRANSFER OF RESTRICTED SECURITIES

SECTION 4.01. Lock-Up Period. If the IPO closes, the Purchaser will not, without the prior consent of the Company, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Purchaser or any affiliate of the Purchaser or any person in privity with the Purchaser or any affiliate of the Purchaser), directly, or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to, the Locked-Up Shares or any securities convertible into, or exercisable or exchangeable for, the

Locked-Up Shares, for a period of 2 years after the date that the IPO prices, other than transfers to affiliates of the Purchaser, provided that the affiliate transferee agrees to be bound by the terms of the restrictions contained in this Section 4.01 for the remaining portion of such two year period. It is understood that any and all Securities not constituting Locked-Up Shares shall not be subject to the restrictions contained in this Section 4.01.

SECTION 4.02. General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the 1933 Act, (ii) Rule 144 under the 1933 Act (or any similar rule or rules then in force) if such rule is available, or (iii) subject to the conditions specified in Section 4.02 below, any other applicable exemption from registration legally available under the 1933 Act; and in the cases of clauses (i) through (iii) above, inclusive, only to the extent set forth in Article 5 below.

SECTION 4.03. Opinion Delivery. In connection with the transfer of any Restricted Securities (other than a transfer described in Section 4.02(i) or (ii) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion of Weil, Gotshal & Manges LLP or other counsel that, to the Company’s reasonable satisfaction, is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the 1933 Act.

In addition, if the holder of the Restricted Securities delivers to the Company an opinion of Weil, Gotshal & Manges LLP or other counsel that no subsequent transfer of such Restricted Securities shall require registration under the 1933 Act, the Company shall, promptly upon such contemplated transfer, deliver new certificates for such Restricted Securities that do not bear the 1933 Act legend set forth below in Section 4.04. If the Company is not required to deliver new certificates for such Restricted Securities bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 4.03. Notwithstanding anything to the contrary herein, transfers to or among affiliates of the Purchaser shall not require delivery of the opinion required in this Section 4.03.

SECTION 4.04. Legend. Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY

OTHER JURISDICTION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.”

SECTION 4.05. Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in Section 4.04 from the certificates for such Restricted Securities.

SECTION 4.06. Definition of Restricted Securities. For the purposes of this Private Placement Agreement, “Restricted Securities” means (i) the Shares issued hereunder and (ii) any securities issued with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the 1933 Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the 1933 Act or (c) been otherwise transferred and new stock certificates not bearing the 1933 Act legend set forth in Section 4.04 have been delivered by the Trust in accordance with Section 4.03. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new certificates representing securities of like tenor not bearing a 1933 Act legend of the character set forth in Section 4.04.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01. Notices. All notices and other communications required or permitted under this Private Placement Agreement shall be deemed to have been duly given and made if in writing and if served by personal delivery to the party for whom intended, by facsimile transmission, by telegram or telex or by registered or certified mail (postage prepaid, return receipt requested), sent to the following addresses (or such other address for a party as shall be specified by like notice):

(a)	if to the Company:

Genesis Lease Limited

c/o A&L Goodbody

25/28 North Wall Quay,

Dublin 1, Ireland

Facsimile: +353-1-649-2649

Attention: Catherine Duffy

(b)	if to the Purchaser:

GE Capital Equity Investments, Inc.

c/o GE Commercial Aviation Services Limited

201 High Ridge Road

Stamford, CT 06927

Facsimile: +1 (203) 961-6981

Attention: Paul Cummiskey

(c)	and, in case of any notice sent to the Company, with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: +1 (212) 310-8007

Attention: Boris Dolgonos, Esq.

SECTION 5.02. Amendments and Waivers. Any provision of this Private Placement Agreement may be amended, modified, supplemented or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Private Placement Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

SECTION 5.03. Successors and Assigns. The provisions of this Private Placement Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Private Placement Agreement without the consent of each other party hereto, and provided further that, notwithstanding the foregoing, the Purchaser may assign, delegate or otherwise transfer any of its rights or obligations under this Private Placement Agreement to any of its affiliates (as such term is defined in Rule 144 under the 1933 Act). Notwithstanding the foregoing, it is understood that subsequent transferees of Shares shall be entitled to the registration rights set forth in the Registration Rights Agreement.

SECTION 5.04. Severability. Any provision of this Private Placement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Private Placement Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 5.05. Counterparts; Effectiveness; Third-Party Beneficiaries. This Private Placement Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Private Placement Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. No provision of this Private Placement Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 5.06. Entire Agreement. This Private Placement Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Private Placement Agreement and supersedes and preempts all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Private Placement Agreement in any way.

SECTION 5.07. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 5.08. Governing Law. This Private Placement Agreement shall be governed by and construed in accordance with laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Private Placement Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENESIS LEASE LIMITED
By:
Name:
Title:

GE CAPITAL EQUITY INVESTMENTS, INC.
By:
Name:
Title: